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Amkor Technology Names John Liu to Board of Directors

TEMPE, Ariz. -- December 16, 2024 -- Amkor Technology, Inc. (Nasdaq: AMKR), a leading provider of semiconductor packaging and test services, announced today that John Liu has been appointed as a new member of the company’s Board of Directors.

Mr. Liu has been the chief executive officer of Essex Equity Capital Management, a financial services company, and managing partner of Richmond Hill Investments, an investment management firm, since March 2008. Previously, he was employed by Greenhill & Co. for 12 years, where he held positions of increasing responsibility including both chief financial officer and the co-head of U.S. Mergers and Acquisitions. He later served as lead independent director of Greenhill and is currently serving as an independent director of Whirlpool Corporation.

“John’s global experience as a senior finance executive, strategic advisor and as an independent director of other leading public companies will be a strong addition to Amkor’s Board,” said Susan Kim, Amkor’s chairman. “We look forward to John’s contributions to the company as we continue to focus on building long-term value for our stakeholders.”

Mr. Liu holds a master’s degree in business administration from the Wharton School of the University of Pennsylvania and a bachelor’s degree in economics from Harvard University.

Following this change, Amkor’s Board of Directors will be composed of eleven directors, nine of whom are independent.
About Amkor Technology, Inc.
Amkor Technology, Inc. is the world's largest US headquartered OSAT (outsourced semiconductor assembly and test) service provider. Since its founding in 1968, Amkor has pioneered the outsourcing of IC packaging and test services and is a strategic manufacturing partner for the world's leading semiconductor companies, foundries, and electronics OEMs. Amkor provides turnkey manufacturing services for the communication, automotive and industrial, computing, and consumer industries, including but not limited to smartphones, electric vehicles, data centers, artificial intelligence and wearables. Amkor's operational base includes production facilities, research and development centers, and sales and support offices located in key electronics manufacturing regions in Asia, Europe and the United States. For more information visit amkor.com.

Contacts
Investor Relations
Jennifer Jue
Vice President, Investor Relations and Finance
480-786-7594
jennifer.jue@amkor.com

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Media Relations
Christina Parsons
Director, Marketing Communications
480-786-7823
christina.parsons@amkor.com

Social Media: @amkortechnology